EXHIBIT 10.35

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), effective as of December 23, 2002 (the “Effective Date”) is entered by and between MARK B. DUNKERLEY (“Employee”) and each of Hawaiian Holdings, Inc. and its wholly owned subsidiary Hawaiian Airlines, Inc. (collectively herein referred to as the “Company”).

The Company desires to establish its right to the continued services of the Employee, in the capacity described below, on the terms and conditions and subject to the rights of termination hereinafter set forth, and the Employee is willing to accept such employment on such terms and conditions,

In consideration of the mutual agreements hereinafter set forth, the Employee and the Company have agreed and do hereby agree as follows:

1.                                      EMPLOYMENT AS PRESIDENT and CHIEF OPERATING OFFICER.  The Company does hereby employ, engage, and hire the Employee as President and Chief Operating Officer and the Employee does hereby accept and agree to such hiring, engagement, and employment.  The Employee’s duties during the Employment Period (defined below) shall be the executive, managerial and reporting duties as required by a chief operating officer of a corporation and such other duties as the Chairman/Chief Executive Officer and the Board of Directors of the Company shall from time to time prescribe and as provided in the Bylaws of the Company, including but not limited to direct responsibility for and supervision of the departments responsible for operations, marketing (including sales, scheduling and technical innovation planning) and people services.  The Employee shall report directly to the Chairman/Chief Executive Officer for the Employment Period.  The Employee shall devote his full time, energy, and skill to the performance of his duties for the Company and for the benefit of the Company, reasonable vacations authorized by the Chairman/Chief Executive Officer and reasonable absences because of illness excepted, it being understood that Employee shall be eligible for up to four (4) weeks of vacation annually, subject to requirements of operations and as duties may permit provided that unused vacation shall not be accrued and the Company shall not make payment to Employee for unutilized vacation.  Furthermore, the Employee shall exercise due diligence and care in the performance of his duties to the Company under this Agreement.

2.                                      TERM OF AGREEMENT.  The term of this Agreement (“Term”) shall commence on the Effective Date and shall continue for a period of eighteen (18) months; provided, however, that on the first day of each calendar month commencing one month following the Effective Date, the Term shall be extended one additional month unless either party shall have given written notice to the other that it does not wish to extend the Term.  On the date one (1) year after the Effective Date (the “First Anniversary”), if Employee remains employed hereunder, the Term shall be revised so that it will expire twenty-four (24) months after the First Anniversary.  Thereafter, the Term shall continue to be extended one additional month on the first day of each successive calendar month unless either party shall have given written notice to the other that it does not wish to extend the Term.  On the date two (2) years after the Effective Date (the “Second Anniversary”), if Employee remains employed hereunder, the Term shall be revised so that it will expire thirty-six (36) months after the Second Anniversary.  Thereafter, the Term shall continue to be extended one additional month on the first day of each successive calendar month unless either party shall have given written notice to the other that it does not wish to extend the Term.  The period of time commencing on the Effective Date and ending on the expiration date of the Term, or, if earlier, the date of termination of the Employee’s employment (“Termination Date”) under this or any successor agreement shall be referred to as the “Employment Period.”

President and Chief Operating Officer
Employment Agreement

3.                                      COMPENSATION.

a)                                      BASE SALARY.  The Company shall pay the Employee, and the Employee agrees to accept from the Company in full payment for his services to the Company, a base salary at the rate of Four Hundred Fifteen Thousand Dollars ($415,000.00) per year (“Base Salary”), payable in equal semi-monthly installments or at such other time or times as the Employee and the Company shall agree.  Employee’s Base Salary shall be reviewed on a calendar year basis, at least annually, by the Company and may be increased as determined by the Company’s Board of Directors in its sole and absolute discretion.

b)                                     PERFORMANCE/INCENTIVE BONUS.  Employee will be eligible to receive an annual performance/incentive bonus of up to fifty percent (50%) of his annual salary based upon achievement of goals established with the Chairman/Chief Executive Officer and as approved by the Board of Directors in its sole and absolute discretion, such discretion to include a review of the Company’s actual performance and comparison to the Company’s business plan(s).

c)                                      1996 STOCK INCENTIVE PLAN.  Subject to approval by the Compensation Committee of the Board of Directors, on the Effective Date Employee shall receive a grant of options to purchase 200,000 shares of the Company’s stock pursuant to the Company’s 1996 Incentive Stock Plan, as Amended.  The vesting period and other terms will be determined by the Compensation Committee and the exercise price shall be equal to the fair market value of the stock on the grant date.

4.                                      FRINGE BENEFITS.  Employee shall be entitled to participate, at the Company’s expense, in any benefit programs adopted from time to time by the Company for the benefit of its executive employees and Employee shall be entitled to receive such other fringe benefits as may be granted to him from time to time by the Company’s Board of Directors.

a)                                      BENEFIT PLANS.  Employee shall be entitled to participate in any benefit plans relating to stock options, stock purchases, pension, thrift, profit sharing, life and disability insurance, medical coverage, executive medical coverage, education, or other retirement or employee benefits available to other executive employees of the Company, subject to any restrictions (including waiting periods) specified in such plans.

b)                                     AUTOMOBILE.  The Company shall provide Employee with an automobile allowance of $1000.00 per month.

c)                                      HOUSING ALLOWANCE.  The Company shall provide Employee a monthly Housing Allowance of $3000.00.

d)                                     TRAVEL BENEFITS.  Employee and Employee’s spouse or domestic partner shall be entitled to travel benefits on Company flights (but not charter flights) at the PS2F/PS2Y category. Employee’s eligible dependents, if any, shall be entitled to travel benefits on Company flights (but not charter flights) at the PS2F/PS2Y category when traveling with Employee and/or Employee’s spouse or domestic partner; when not traveling with Employee and/or Employee’s spouse or domestic partner, eligible dependents shall be entitled to travel benefits on Company transpacific flights (but not charter flights) at the PS8Y/SA1F category and interisland flights at the SA0Y/SA1F category.  Employee and Employee’s spouse or domestic partner and eligible dependents shall be entitled to travel benefits on other airlines at the sole discretion of such airlines, at a comparable level to that provided to other Company executive officers.

e)                                      EXECUTIVE LONG-TERM DISABILITY INSURANCE PLAN.  Subject to the applicable waiting periods, Employee will be included in the Company’s Executive Long-Term Disability Insurance Plan, as it may be modified from time to time, at the Company’s expense.

f)                                        BUSINESS EXPENSES.  The Company shall reimburse the Employee for any and all necessary, customary, and usual expenses, properly receipted in accordance with Company policies, incurred by Employee on behalf of the Company.

5.                                      RELOCATION.

a)                                      The Company will reimburse the Employee for eligible costs related with relocation to Hawaii, which will include but not be limited to the following items:  i) the reasonable out-of-pocket costs of moving his household goods and belongings from his present home to Hawaii, including packing, unpacking, shipping and insurance; ii) the shipment of one automobile; iii) closing costs at actual and reasonable amounts for the sale of Employee’s current home, and/or the purchase of a home in Honolulu, Hawaii, and (iv) travel costs for Employee and his domestic partner directly related to Employee’s relocation to Hawaii (collectively referred to as the “Relocation Expenses”).  The Relocation Expenses will be reimbursed up to a maximum of $50,000.00, inclusive of tax.

b)                                     If, during the first three (3) years following the Effective Date, the Company terminates the Employee’s employment without cause, or if Employee terminates his employment pursuant to Section 7(e) hereunder, then the Company will reimburse the Employee for eligible costs related with relocation from Hawaii, which will include but not be limited to the following items:  i) the reasonable out-of-pocket costs of moving his household goods and belongings from Hawaii, including packing, unpacking, shipping and insurance, (ii) the shipment of one automobile, and (iii) travel costs for Employee and his domestic partner directly related to Employee’s relocation from Hawaii (collectively referred to as the “Termination Expenses”).  The Termination Expenses will be reimbursed up to a maximum of $50,000.00, inclusive of tax

c)                                      If Employee purchases a residence in Honolulu and within one year of the Effective Date is terminated by the Company without cause, or if Employee terminates employment hereunder within said first year of employment pursuant to Section 7(e) of this Agreement, Employee shall have the option, exercisable on written notice to the Company delivered within ninety (90) days of said termination, to sell said purchased residence to the Company at the original purchase price.  The closing of the sale of the Employee’s residence to the Company pursuant to this provision shall take place no later than ninety (90) days after the receipt by the Company of the written notice of the exercise by the Employee of the option set forth herein.

6.                                      CONFIDENTIAL INFORMATION.  Employee recognizes that by reason of his employment by and service to the Company he will occupy a position of trust with respect to business and technical information of a secret or confidential nature which is the property of the Company which will be imparted to him from time to time in the course of the performance of his duties hereunder.  Employee acknowledges that such information is a valuable and unique asset of the Company and agrees that he shall not, during or after the Term of this Agreement, use or disclose directly or indirectly any confidential information of the Company to any person, except that Employee may use and disclose to authorized personnel of the Company such confidential information as is reasonably appropriate in the course of the performance of his duties hereunder.  Confidential information of the Company shall include all information and knowledge of any nature and in any form relating to the Company including but not limited to, business plans; development projects; computer software and related documentation and materials; designs, practices, processes, methods, know-how and other facts relating to the business of the Company; advertising, promotions, financial matters, sales and profit figures, customers or customer lists.  Confidential information shall not include any information that is or shall become publicly known through no fault of the Employee and any information received in good faith from a third party who has the right to disclose such information and who has not received such information, either directly or indirectly, from the Company.

7.                                      TERMINATION OF EMPLOYEE’S EMPLOYMENT.

a)                                      DEATH.  If the Employee dies while employed by the Company, his employment shall immediately terminate.  The Company’s obligation to pay the Employee’s Base Salary shall cease as of the date of Employee’s death.  Thereafter, Employee’s beneficiaries or his estate shall receive benefits in accordance with the Company’s retirement, insurance, and other applicable programs and plans then in effect.

b)                                     DISABILITY.  If, as a result of Employee’s mental or physical incapacity, Employee shall be unable to perform the services for the Company contemplated by this Agreement in the manner in which he previously performed them during an aggregate of one hundred twenty (120) business days in any consecutive seven (7) month period (“Disability”), Employee’s employment may be terminated by the Company for Disability.  During any period prior to such termination during which Employee is absent from the full-time performance of his duties with the Company due to Disability, the Company shall continue to pay Employee his Base Salary at the rate in effect at the commencement of such period of Disability.  Any such payments made to the Employee shall be reduced by amounts received from disability insurance obtained or provided by the Company, and by the amounts of any benefits payable to Employee, with respect to such period, under the Company’s Executive Long-Term Disability Plan.  Subsequent to the termination provided for in this Section 7(b), Employee’s benefits shall be determined under the Company’s retirement, insurance, and other compensation programs then in effect in accordance with the terms of such programs.

c)                                      TERMINATION BY THE COMPANY FOR CAUSE.  The Company may terminate Employee’s employment under this Agreement for “Cause” at any time prior to expiration of the Term, only upon the occurrence of any one or more of the following events:

(i)                                     The material breach by Employee of his obligations hereunder, after Employee has been given written notice specifying the breach and has been provided a thirty day opportunity to cure.  This includes, without limitation, willful neglect of Employee’s duties or Employee’s willful failure (other than any such failure resulting from the termination of the Employee’s employment for death, disability, retirement or good reason, as provided elsewhere in this Agreement) to implement or adhere to policies established by, or directives of, the Company’s Board of Directors.

(ii)                                  Employee is convicted of, or pleads guilty or no contest to a felony, or written evidence is presented to the Board that Employee engaged a crime that may have an adverse impact on the Company’s reputation and standing in the community.

(iii)                               Committed fraud in connection with the business affairs of the Company, regardless of whether said conduct is designed to defraud the Company or others.

In the event of termination for cause or resignation by the Employee without good reason, the Company’s obligation to pay Employee’s Base Salary for any periods after the Termination Date shall cease as of the Termination Date.  If Employee’s employment is terminated for cause, Employee’s employment may be terminated on written notice, effective immediately, unless otherwise expressly provided for in this Agreement.

d)                                     TERMINATION BY THE COMPANY WITHOUT CAUSE.  The Company shall have the right to terminate this Agreement prior to the expiration of the Term, at any time, without cause.  In the event the Company shall so elect to terminate this Agreement, the Employee shall receive compensation pursuant to the provisions of Section 8 hereof.

e)                                      TERMINATION BY THE EMPLOYEE FOR GOOD REASON.  The Employee shall have the right to terminate this Agreement for good reason.  For purposes of this Agreement, “good reason” shall mean the occurrence, without the Employee’s prior written consent, of any one or more of the following events:

(i)                                     The assignment to the Employee of any duties that are materially inconsistent with, or reflect a material reduction of the powers and responsibilities, or a change of the Employee’s reporting responsibilities, or a negative change of Employee’s title and responsibilities;

(ii)                                  The Company’s material breach of any of the provisions of this Agreement, or a material change in the conditions of Employee’s employment (e.g. including, without limitation, a failure by the Company to provide the Employee with incentive compensation and benefit plans that provide comparable benefits and amounts as such type of programs in effect as of the Effective Date or as provided to other Company executive officers, etc); and

(iii)                               The relocation of the Company’s principal executive offices to a location outside of the Honolulu area or the Company’s requiring the Employee to be based anywhere other than the Company’s principal executive offices, except for travel on Company business to an extent substantially consistent with the Employee’s position and responsibilities.

(iv)                              A change in control of the Company as provided for in Section 10 hereof.

(v)                                 A failure by the Company to maintain Directors’ and Officers’ insurance as set forth in Paragraph 19 hereof.

The Employee agrees to provide the Company thirty (30) days’ prior written notice of any termination for good reason (except in the case of a termination pursuant to subparagraph (iv) hereof), during which 30-day period the Company shall have the right to cure the circumstances giving rise to the good reason stated in such notice.  In the event of termination for good reason, the Employee shall receive compensation pursuant to the provisions of Section 8 hereof.

8.                                      COMPENSATION UPON TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE OR BY THE EMPLOYEE FOR GOOD REASON.  If the Employee’s employment shall be terminated (i) by act of the Company other than for cause, or (ii) by the Employee for good reason, the Employee shall be entitled to the following benefits:

a)                                      PAYMENT OF UNPAID BASE SALARY.  The Company shall immediately pay the Employee any portion of the Employee’s Base salary accrued, but not paid, prior to the Termination Date.

b)                                     CONTINUED PAYMENT OF BASE SALARY.  The Employee shall continue to be paid the Base Salary that would have been payable to the Employee pursuant to this Agreement had the Employee continued to be employed for the Term of this Agreement on the Termination Date (such Base Salary for such period being equal to the Employee’s Base Salary in effect as of the Termination Date); and (ii) an amount equal to the greater of (A) the total of any performance bonus or bonuses paid to the Employee pursuant to Section 3(b) in the fiscal year of the Company ended immediately prior to the fiscal year in which the Termination Date occurs, and (B) the average of the annual performance bonuses (excluding the signing bonus and any special bonus not based on performance) paid to him by the Company with respect to the two (or, if less, the number of years the Employee has been employed with the Company) fiscal years ended immediately prior to the fiscal year in which the Termination Date occurs.

c)                                      CONTINUATION OF FRINGE BENEFITS.  Throughout the Term of this Agreement from and after the date of Termination, the Company shall continue to provide the Employee with the following fringe benefits as if the Employee’s employment under the Agreement had not been terminated:  (i) Benefit Plans set forth in Section 4(a) provided that [1] such plans shall be those plans then in effect by the Employer (or, if they are not, then benefits not less favorable to the Employee than those in effect immediately prior to his termination), [2] that in lieu of medical plan benefits, Employee will be provided with a cash lump sum payment equivalent to the value of such benefits for the Term grossed up for taxes, and [3] that coverage (as distinct from benefits due to disability) under the Company’s long term disability insurance will not be included as part of benefits provided after termination of employment because the carrier limits provision of such to employees and (ii) Travel Benefits set forth in Section 4(d).  If required by law or otherwise allowed by the relevant carrier, Employee will be afforded the opportunity to continue such benefits at Employee’s own cost after the Term.

d)                                     STOCK OPTIONS.  Notwithstanding any provision in any applicable Company benefit plans or agreements (including, but not limited to, those relating to stock options, stock appreciation rights, restricted stock awards, stock purchases, pensions, thrift, profit sharing, or other retirement or employee benefits) to the contrary, all rights to such benefits previously granted to Employee shall become immediately fully vested and exercisable as of the Termination Date and shall remain exercisable for a period thereafter of one (1) year.  The provisions of this Section 8(d) shall supersede, insofar as concerns Employee, any such plans or agreements of the Company referred to above as of the Effective Date.

e)                                      NO MlTIGATION REQUIRED; NO OTHER ENTITLEMENT TO BENEFITS UNDER AGREEMENT.  The Employee shall not be required in any way to mitigate the amount of any payment provided for in this Section 8, including, but not limited to, by seeking other employment, nor shall the amount of any payment provided for in this Section 8 be reduced by any compensation earned by the Employee as the result of employment with another employer after the Termination Date, or otherwise.  Except as set forth in this Section 8, following a termination governed by this Section 8, the Employee shall not be entitled to any other compensation or benefits set forth in this Agreement, except as may be separately negotiated by the parties and approved by the Board of Directors of the Company in writing in conjunction with the termination of Employee’s employment under this Section 8.

9.                                      NONCOMPETITION PROVISIONS.

a)                                      NONCOMPETITION.   During the Term of this Agreement and for a period of twenty-four (24) months commencing on the Termination Date, Employee agrees and covenants that Employee shall not, directly or indirectly, undertake to become an employee, officer, partner, consultant or otherwise be connected with any entity for which, at such time, (i) in excess of 5% of its business is, or (ii) in which Employee’s specific duties and responsibilities are, in direct competition with the Company either within Hawaii or on routes to and from Hawaii serviced by the Company.   Employee acknowledges and agrees that any breach of this non-competition provision shall entitle Employer to immediately terminate payments pursuant to Section 8 of this Agreement.  If the Company ceases operations on a permanent basis or if the Company ceases to make payments to Employee pursuant to Section 8 hereof, the restrictions of this section shall immediately terminate.

b)                                     NONDISPARAGEMENT.        During the Term of this Agreement and for a period of twenty-four (24) months commencing on the Termination Date, each party agrees that it/he shall not make any statements that disparage or tend to disparage the other party, including, in the case of the Company, its products, services, officers, employees, advisers or other business contacts.   Employee acknowledges and agrees that any breach of this nondisparagement provision shall entitle Employer to immediately terminate payments pursuant to Section 8 of this Agreement.   Employer acknowledges that any breach of this nondisparagement provision shall accelerate all payments due Employee under Paragraph 8 hereof, which shall become immediately payable in full.

c)                                      RIGHT TO COMPANY MATERIALS.  Employee agrees that all styles, designs, lists, materials, books, files, reports, correspondence, records, and other documents (“Company Materials”) used, prepared, or made available to Employee, shall be and shall remain the property of the Company.  Upon the termination of employment or the expiration of this Agreement, all Company Materials shall be returned immediately to the Company, and Employee shall not make or retain any copies thereof.

d)                                     ANTISOLICITATION.  Employee promises and agrees that during the Term of this Agreement and for the twenty-four (24) month period commencing on the Termination Date, he will not influence or attempt to influence customers or suppliers of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the Company, or any subsidiary or affiliate of the Company.

e)                                      SOLICITING EMPLOYEES.  During the Term of this Agreement and for the twenty-four (24) month period commencing on the Termination Date, Employee promises and agrees that he will not directly or indirectly solicit any of the Company’s employees to work for any business, individual, partnership, firm, corporation, or other entity then in competition in Hawaii with the business of the Company or any subsidiary or affiliate of the Company.

10.                               MERGER OR OTHER CHANGE IN CONTROL.  In the event of a “change in control” (defined below) of the Company, the Employee shall have the right, on written notice to the Company given at any time within sixty (60) days after such change in control occurs, to elect to  terminate his employment with the Company, which termination will be deemed a termination by the Employee for good cause as set forth in Section 7(e), in accordance with which the Employee shall receive compensation pursuant to the provisions of Section 8 hereof.  A “change in control” shall occur if (i) AIP, LLC, currently the majority shareholder of Hawaiian Holdings, Inc., sells, transfers or assigns, in one transaction or in a series of related transactions, all or substantially all of its shares in the Company, or otherwise no longer controls the management of the Company or (ii) John W. Adams no longer controls, either directly or indirectly, a majority of the stock and/or the management of AIP,LLC; or (iii) at any time after the First Anniversary, any person other than John W. Adams holds the position of chief executive officer of the Company, provided that if Employee terminates this Agreement pursuant to this Section 10(iii), then (A) Employee will give notice of termination within 60 days after the later to occur of (x) the first anniversary of the effective date of this Agreement and (y) the date on which the Company announces the appointment of said chief executive officer;  and (B) Employee shall receive benefits and payments pursuant to Section 8 hereof for a period of one (1) year.

11.                               NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be given by facsimile (with confirmation of transmission), first class mail, certified or registered with return receipt requested, or national, reputable overnight courier and shall be deemed to have been duly given three (3) days after mailing or on the next business day following delivery by overnight courier or transmission of a facsimile to the respective persons named below:

If to Company:	Hawaiian Airlines, Inc. Attn: Chief Executive Officer 3375 Koapaka Street, Suite G-350 Honolulu, Hawaii 96819 with a copy to General Counsel

If to Employee:	Mark B. Dunkerley Menaker & Herrmann LLP Att: Richard G. Menaker, Esq. 10 East 40th Street, 43rd Floor New York, New York 10016 Tel: (212) 545-1900 Fax: (212) 545-1656

Either party may change such party’s address for notices by written notice duly given pursuant hereto.

12.                               ARBITRATION CLAUSE/ATTORNEYS FEES.  Any controversy or claim arising out of or relating to this Agreement shall be settled by expedited arbitration administered by the DRS, Inc. in Honolulu, Hawaii, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  In the event judicial or quasi-judicial determination is necessary of any dispute arising as to the parties’ rights and obligations hereunder, the Company and Employee shall each bear its/his respective attorneys’ fees and costs associated with such dispute.

13.                               TERMINATION OF PRIOR AGREEMENTS.  This Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to employment or with respect to the compensation of the Employee by the Company from and after the Effective Date.

14.                               ASSIGNMENT; SUCCESSORS.  This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the express provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder

15.                               GOVERNING LAW.  This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Hawaii.

16.                               ENTIRE AGREEMENT; HEADINGS.  This Agreement embodies the entire agreement of the parties respecting the matters within its scope and may be modified only in writing.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

17.                               WAIVER; MODIFICATION.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

18.                               SEVERABILITY.  In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.  Further, any court order striking any portion of is Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

19.                               INDEMNIFICATION.  The Company shall indemnify and hold Employee harmless to the maximum extent permitted by Section 415-5 of the Hawaii Business Corporation Act, Section 145 of the Delaware General Corporation Law and the Restated Articles of Incorporation and Amended Bylaws of Hawaiian Airlines, Inc. and of Hawaiian Holdings, Inc. respectively.   The Company will maintain an Errors and Omissions insurance policy during the term of this Agreement, which policy shall name the Employee as an insured.

20.                               COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers, and the Employee has hereunto signed this Agreement, as of the date first above written.

EMPLOYEE	COMPANY

/s/ Mark B. Dunkerley	By:	/s/ John W. Adams
Mark B. Dunkerley	John W. Adams
Chairman, Chief Executive Officer,
and President

	By:	/s/ Ruthann S. Yamanaka
Ruthann S. Yamanaka
Senior Vice President-People Services
and Corporate Secretary